                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          RIGGS NATIONAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

[RIGGS LOGO]

                           RIGGS NATIONAL CORPORATION
                         1503 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20005

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 12, 2000

     Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Riggs National Corporation (the "Corporation") will be held on Wednesday, April 12, 2000, at 10:00 a.m., local time, at the Grand Hyatt Washington, 1000 H Street, N.W., Washington, D.C. 20001, for the following purposes:

        1. To elect a board of directors for the ensuing year;

        2. To consider and act upon a proposal to approve the adoption of the Riggs National Corporation Executive Incentive Plan;

        3. To consider a shareholder proposal to require the Board take the necessary steps to have the accountants elected each year by all of the Shareholders; and

        4. To consider and act upon any other matters that may properly be brought before the Meeting or any adjournment or postponement thereof.

     Shareholders of record at the close of business on February 29, 2000, will be entitled to vote at the Meeting or any adjournments or postponements thereof. Whether or not you contemplate attending the Meeting, please execute the enclosed proxy and return it in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by written notice to the Assistant Corporate Secretary of the Corporation, by executing and delivering a proxy bearing a later date, or by attending the Meeting and voting in person.

     You are cordially invited to attend the Meeting in person.

                                          By Order of the Board of Directors,

                                          /s/ Timothy C. Coughlin
                                          TIMOTHY C. COUGHLIN
                                          President

March 10, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Annual Meeting of Shareholders..............................     1
Election of Directors.......................................     1
  Nominees for Director.....................................     1
  Board and Committee Meetings..............................     5
  Section 16(a) Beneficial Ownership Reporting Compliance...     6
  Director Compensation.....................................     6
Beneficial Ownership of Corporation Stock...................     7
Compensation of Executive Officers..........................     9
  Summary Compensation Table................................     9
  Stock Option Grants in 1999...............................    10
  Aggregated Stock Option Exercises in 1999/Fiscal Year-End
     Option Values..........................................    11
  Retirement Benefits.......................................    11
  Employment Agreement......................................    12
Transactions with Management................................    12
  Indebtedness of Directors, Nominees for Directors,
     Executive Officers and Related Persons.................    12
  Transactions with Respect to Corporate Aircraft...........    13
  Other Related Party Transactions..........................    13
Compensation Committee Report to Shareholders...............    13
  General...................................................    13
  1999 Compensation.........................................    14
  Tax Deductibility of Executive Compensation...............    14
  Compensation Committee Interlocks and Insider
     Participation..........................................    15
Stock Performance Chart.....................................    16
Corporation Proposal to Adopt the Executive Incentive
  Plan......................................................    17
  Description of the Incentive Plan.........................    17
  Board of Directors' Recommendation........................    18
Shareholder Proposal........................................    19
  General...................................................    19
  Board of Directors' Recommendation........................    19
Shareholder Proposals for the 2000 Annual Meeting...........    20
Independent Public Accountants..............................    20
Other Matters...............................................    20
Annual Report on Form 10-K..................................    20
Appendix A..................................................   A-1

[RIGGS LOGO]

                           RIGGS NATIONAL CORPORATION
                         1503 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20005

                                PROXY STATEMENT

                      ANNUAL MEETING OF SHAREHOLDERS TO BE
                             HELD ON APRIL 12, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Riggs National Corporation, a Delaware corporation (the "Corporation"), to be used at the Annual Meeting of Shareholders of the Corporation (the "Meeting") to be held on Wednesday, April 12, 2000, at 10:00 a.m. local time at the Grand Hyatt Washington, 1000 H Street, N.W., Washington, D.C. 20001, or at any adjournment or postponement thereof. The Corporation owns all of the outstanding stock of Riggs Bank National Association ("Riggs Bank").

     Shareholders of record at the close of business on February 29, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. On the Record Date, the Corporation had 28,316,197 shares of Common Stock, par value $2.50 per share ("Common Stock"), outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Under the applicable provisions of the Corporation's By-laws and the Delaware General Corporation Law (the "Delaware GCL"), the presence, in person or by proxy, of the holders of a majority of the shares of Common Stock is necessary to constitute a quorum of the shareholders in order to elect directors or take action on a proposal submitted to shareholders at a meeting of shareholders. For these purposes, Common Stock that is present or represented by proxy at the Meeting will be counted for quorum purposes regardless of whether the holder of the Common Stock or proxy fails to vote to elect directors or to vote on the proposal or whether a broker with discretionary voting authority with respect to such election or proposal fails to so vote.

     Once a quorum is established, under the applicable provisions of the Delaware GCL and the Corporation's By-Laws, in order for a director to be elected, the director must receive a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting. For voting purposes, therefore, abstentions and "broker non-votes" will have no effect on the outcome of such election. With regard to the other proposals to be presented to shareholders at the Meeting, those proposals must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting, and, for voting purposes, abstentions will be counted as "no" votes and "broker non-votes" will not be counted.

     This Proxy Statement, the accompanying form of proxy, and the annual Report to Shareholders, including financial statements for the year ended December 31,1999, are first being sent to shareholders on or about March 10, 2000. Shares of Common Stock represented by proxies that are properly executed and received in time for the Meeting will be voted in accordance with the shareholders' specifications. In the absence of specific instructions, executed proxies received in response to this solicitation will be voted for the election of the persons listed herein as directors, for the Corporation proposal described herein and against the shareholder proposal described herein. The Corporation has not been notified of any other matter that will come before the meeting. Should any other matters properly come before the Meeting the persons named as proxies will, unless otherwise specified in the proxy, vote upon such matters according to their sole discretion. A proxy may be revoked at any time prior to its exercise by written notice to the Assistant Corporate Secretary of the Corporation, by executing and delivering a proxy bearing a later date, or by attending the Meeting and voting in person.

                             ELECTION OF DIRECTORS
                             (ITEM NO. 1 ON PROXY)

     At the Meeting, eleven (11) directors (which will constitute the entire Board after the Meeting) are to be elected to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The shares of Common Stock represented by properly executed proxies will be voted FOR the nominees named below unless otherwise specified on the proxy. It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Meeting, proxies that do not withhold authority to vote for directors may be voted for another nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to the actual number of nominees. In no event may the proxies be voted for a greater number of persons than the number of nominees named.

NOMINEES FOR DIRECTOR

     The following table sets forth (i) the name and age of each nominee, (ii) the year during which each nominee first became a director of the Corporation,
(iii) the principal occupation and business experience of the nominee during the past five years, including all positions and offices with the Corporation and
(iv) the number of shares of Common Stock beneficially owned by each nominee as of January 31, 2000. All nominees are currently directors of the Corporation. The table has been prepared from information obtained from the nominees.

                                                                         COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                                      JANUARY 31, 2000,
 NAME, AGE AND YEAR     PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE     AND PERCENTAGE OF
 BECAME A DIRECTOR       IN LAST FIVE YEARS, OTHER DIRECTORSHIPS           CLASS(1)
 ------------------     -----------------------------------------     ------------------
JOE L. ALLBRITTON     Chairman of the Board and Chief Executive           14,028,300(2)
Age 75                Officer of the Corporation; Chairman of the               42.6%
1981                  Board and Chief Executive Officer, Riggs Bank
                      (a subsidiary of the Corporation); Chairman,
                      Riggs & Co. (a division of Riggs Bank);
                      Chairman of the Board, Riggs Bank Europe
                      Limited (an indirect subsidiary of the
                      Corporation); Chairman of the Board and
                      controlling shareholder, Perpetual
                      Corporation, indirect owner of Allbritton
                      Communications Company (owner of television
                      Stations) and 80% owner of ALLNEWSCO, Inc.
                      (news programming service); Chairman of the
                      Board and owner, Westfield News Advertiser,
                      Inc. (owner of a television station and
                      newspapers); President and Trustee, The
                      Allbritton Foundation.

ROBERT L. ALLBRITTON  Director, Perpetual Corporation (indirect              712,900(3)
Age 30                owner of Allbritton Communications Company and             2.5%
1994                  80% owner of ALLNEWSCO, Inc.); President
                      (since 1998), Executive Vice President and
                      Chief Operating Officer (1994-1998), and
                      Director, Allbritton Communications Company
                      (owner of television stations); Director,
                      ALLNEWSCO, Inc. (news programming service);
                      Trustee and Vice President, The Allbritton
                      Foundation; Director (since 1997), American
                      Capital Strategies (investment company).

                                                                         COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                                      JANUARY 31, 2000,
 NAME, AGE AND YEAR     PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE     AND PERCENTAGE OF
 BECAME A DIRECTOR       IN LAST FIVE YEARS, OTHER DIRECTORSHIPS           CLASS(1)
 ------------------     -----------------------------------------     ------------------
TIMOTHY C. COUGHLIN   President of the Corporation; Director, Riggs          131,877(4)
Age 57                Investment Management Corporation (an indirect
1988                  subsidiary of the Corporation); Director, J.
                      Bush & Co. Incorporated (an indirect
                      subsidiary of the Corporation); Vice Chairman
                      of the Board, Riggs Bank (1996); Chairman,
                      British American Business Association;
                      Treasurer, The Financial Services Roundtable;
                      Trustee, Federal City Council; Trustee,
                      Greater Washington Research Center; Member,
                      D.C. Federal Judicial Nominating Commission;
                      Director, Boys and Girls Clubs of Greater
                      Washington; Co-Chairman, Metropolitan
                      Dialogue; Trustee, Corcoran Gallery of Art;
                      Trustee, Colby-Sawyer College.

JOHN M. FAHEY, JR.    President and Chief Executive Officer,                   7,000(5)
Age 48                National Geographic Society; Executive Vice
1997                  President and Chief Operating Officer,
                      National Geographic Society (1997-1998);
                      President and Chief Executive Officer,
                      National Geographic Ventures (1996-1997);
                      Chairman, President and Chief Executive
                      Officer, Time Life, Inc. (a subsidiary of Time
                      Warner, Inc.)(1989-1995).

LAWRENCE I. HEBERT    Director, Riggs Investment Management                  536,000(6)
Age 53                Corporation (an indirect subsidiary of the                 1.9%
1988                  Corporation); Director, Riggs Bank Europe
                      Limited (an indirect Subsidiary of the
                      Corporation); President and Director,
                      Perpetual Corporation (owner of Allbritton
                      Communications Company and ALLSNEWSCO, Inc.);
                      Chairman and Chief Executive Officer,
                      Allbritton Communications Company (owner of
                      Television stations); Director, ALLNEWSCO,
                      Inc. (news programming service); President,
                      Westfield News Advertiser, Inc. (owner of a
                      television station and newspapers); Trustee,
                      The Allbritton Foundation; Director, Allied
                      Capital Corporation (an investment Company).

STEVEN B. PFEIFFER    Director and Vice Chairman, Riggs Bank Europe           36,115(7)
Age 53                Limited (an indirect subsidiary of the
1989                  Corporation); Partner in Charge of the
                      Washington Office and Head of the
                      International Department, Fulbright & Jaworski
                      L.L.P. (law firm).

JOHN E.V. ROSE        Chief Executive (since 1996), Rolls-Royce plc;           3,747(8)
Age 47                Managing Director of Aerospace Group
1998                  (1995-1996); Deputy Managing Director,
                      Aerospace Group (1994); Director, Reckitt
                      Benckiser plc; Council Member, The Prince's
                      Trust (a UK charitable organization).

                                                                         COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                                      JANUARY 31, 2000,
 NAME, AGE AND YEAR     PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE     AND PERCENTAGE OF
 BECAME A DIRECTOR       IN LAST FIVE YEARS, OTHER DIRECTORSHIPS           CLASS(1)
 ------------------     -----------------------------------------     ------------------
ROBERT L. SLOAN       Vice Chairman of the Board of the Corporation;          38,854(9)
Age 53                Chief Executive Officer, Sibley Memorial
1993                  Hospital, Washington, D.C.; Trustee, District
                      of Columbia Hospital Association; Founding
                      Chairman, Potomac Home Health Care Agency;
                      Trustee, Catholic Charities, Inc.; Director,
                      SCRAM, Inc.

JACK VALENTI          Chairman and Chief Executive Officer, Motion            33,412(10)
Age 78                Picture Association; President and Chief
1986                  Executive Officer, Motion Picture Association
                      of America, Inc.; Director, American Film
                      Institute; Director, Creative Plant.Com.

WILLIAM L. WALTON     Chairman and Chief Executive Officer, Allied               400
Age 50                Capital Corporation; President, Language
1999                  Odyssey (foreign language education program)
                      (1993-1996); Director (since 1998), Nobel
                      Learning Communities, Inc. (owner and operator
                      of schools and child care centers);
                      Co-founder, Success Lab (reading program for
                      inner city school children).

EDDIE N. WILLIAMS     President and Chief Executive Officer, Joint            27,447(11)
Age 67                Center For Political and Economic Studies;
1993                  Director, Harrah's Entertainment Corporation;
                      Director, Jazz Casino, Corporation Holding
                      Company; Director, Blue Cross/ Blue Shield of
                      the National Capital Area; Director, Care
                      First, Inc.

---------------
 (1) Beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of, shares as well as the right to acquire beneficial ownership within 60 days of January 31, 2000, through the exercise of an option or otherwise. Unless otherwise indicated, the listed persons have sole voting power and sole investment power with respect to the shares of Common Stock set forth in the table and own less than 1% of the shares outstanding. The Corporation had 28,315,197 shares of Common Stock outstanding as of January 31, 2000.

 (2) Included in this total are exercisable options to purchase 4,604,000 shares of the Corporation's Common Stock at a price ranging from $9.88 to $30.375. For a more complete description of Mr. Allbritton's beneficial ownership of the Corporation's Common Stock, please see "Beneficial Ownership of Corporation Stock."

 (3) Included in this total are exercisable options to purchase 12,500 shares of the Corporation's Common Stock at a price ranging from $17.5625 to $20.50. Under the federal securities laws, Robert L. Allbritton may be deemed to share voting and investment power with regard to 700,000 shares owned by charitable foundations of which Robert L. Allbritton, his father, Joe L. Allbritton (Chairman of the Board and Chief Executive Officer of the Corporation), and his mother, Barbara B. Allbritton, are trustees (the "Foundations").

 (4) Included in this total are exercisable options to purchase 121,667 shares of the Corporation's Common Stock at a price ranging from $9.00 to $30.25.

 (5) Included in this total are exercisable options to purchase 5,000 shares of the Corporation's Common Stock at a price ranging from $17.5625 to $21.00.

 (6) Included in this total are exercisable options to purchase 25,000 shares of the Corporation's Common Stock at a price of $20.50. Additionally, Mr. Hebert is a voting trustee of The Allbritton Foundation, which owns 500,000 shares of the Corporation's Common Stock.

 (7) Included in this total are exercisable options to purchase 25,000 shares of the Corporation's Common Stock at a price ranging from $17.5625 to $20.50. Mr. Pfeiffer is a partner in the law firm of Fulbright & Jaworski L.L.P. which performed legal services for the Corporation during 1999 and is expected to perform legal services for the Corporation in 2000.

 (8) Included in this total are exercisable options to purchase 2,500 shares of the Corporation's Common Stock at a price of $17.50 and 837 shares of Phantom Stock (see "Director Compensation," below).

 (9) Included in this total are exercisable options to purchase 25,000 shares of the Corporation's Common Stock at a price ranging from $17.5625 to $20.50 and 5,219 shares of Phantom Stock (see "Director Compensation," below).

(10) Included in this total are exercisable options to purchase 25,000 shares of the Corporation's Common Stock at a price of $20.50 and 5,553 shares of Phantom Stock (see "Director Compensation," below).

(11) Included in this total are exercisable options to purchase 20,000 shares of the Corporation's Common Stock at a price ranging from $17.5625 to $20.50 and 1,216 shares of Phantom Stock (see "Director Compensation," below). On November 22, 1995, Harrah's Jazz Company, a partnership for which Mr. Williams served on the Executive Committee, and its wholly owned subsidiary Harrah's Jazz Finance Corporation, for which Mr. Williams served as a director, filed petitions for relief under Chapter 11 of the federal Bankruptcy Code. On October 30, 1998, a plan of reorganization was consummated and a new company, Jazz Casino Company, L.L.C., was formed, for which Mr. Williams currently serves as a director.

BOARD AND COMMITTEE MEETINGS

     The Board has an Executive Committee, an Audit Committee, a Compensation Committee, an Advertising and Public Relations Committee, a Budget Committee, an International Strategy Committee, a Non-Employee Directors Committee, a Securities Pricing Committee, and the Riggs & Co. Committee. It does not have a standing Nominating Committee. Directors of the Corporation are nominated by the full Board.

     The Executive Committee exercises the power of the Board between meetings of the Board and such other powers as the Board may delegate. The Executive Committee met once during 1999. The committee members during 1999 were directors Joe L. Allbritton, Timothy C. Coughlin, Lawrence I. Hebert, Robert L. Sloan, and William L. Walton.

     The Audit Committee reviews the audit and examination reports of the internal auditors, independent public accountants and federal bank examiners as they relate to the Corporation and its subsidiaries. The Audit Committee held four meetings in 1999. The committee members during 1999 were directors John M. Fahey, Jr., Steven B. Pfeiffer, Robert L. Sloan, and William L. Walton.

     The Compensation Committee assists the Board in fulfilling its responsibilities related to compensation and benefits. The Compensation Committee met four times in 1999. The committee members during 1999 were directors Robert L. Sloan, Jack Valenti, and Eddie N. Williams.

     The Advertising and Public Relations Committee reviews and approves recommendations on the Corporation's advertising and marketing programs. The Advertising and Public Relations Committee met once in 1999. The committee members during 1999 were directors Robert L. Allbritton, Timothy C. Coughlin, and Jack Valenti.

     The Budget Committee reviews and recommends to the full Board the budget for the Corporation on an annual basis. The Budget Committee held one meeting in 1999. The committee members during 1999 were directors Joe L. Allbritton, Robert
L. Allbritton, Timothy C. Coughlin, John M. Fahey, Jr., Lawrence I. Hebert, and Robert L. Sloan.

     The International Strategy Committee establishes and monitors the mission and strategic activities of the International Banking Group of Riggs Bank. The International Strategy Committee held four meetings in 1999. The committee members during 1999 were directors Timothy C. Coughlin, Lawrence I. Hebert, Steven B. Pfeiffer, and John E. V. Rose.

     The Non-Employee Directors Committee reviews and approves all employee stock option awards. The Non-Employee Directors Committee met twice in 1999. The committee members during 1999 were directors John M. Fahey, Jr., John E.V. Rose, Robert L. Sloan, Jack Valenti, William L. Walton, and Eddie N. Williams.

     The Securities Pricing Committee reviews and recommends to the full Board the price of any securities the Corporation would offer. The Securities Pricing Committee did not meet in 1999. The committee members during 1999 were directors Robert L. Allbritton, Steven B. Pfeiffer, and Jack Valenti.

     The Riggs & Co. Committee reviews the activities and performance of the Riggs & Co. Division of Riggs Bank . The Riggs & Co. Committee met four times in 1999. The committee members during 1999 were directors Joe L. Allbritton, Lawrence I. Hebert, Steven B. Pfeiffer, Robert L. Sloan, Jack Valenti, and William L. Walton.

     The Board held five meetings in 1999, and the various Committees of the Board met a total of 21 times. Of the directors serving during 1999, none attended fewer than 75% of the aggregate of the total number of meetings of the Board and of the committees on which they served during 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and rules promulgated under it require that certain officers directors and beneficial owners of the Corporation's equity securities ("insiders") file various reports with the Securities and Exchange Commission ("SEC"). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, the Corporation believes that all of the Corporation's insiders have timely filed the reports under
Section 16(a) required to be filed for 1999.

DIRECTOR COMPENSATION

     Directors of the Corporation who are not employees of the Corporation currently receive a retainer fee of $25,000 per year. Director Robert L. Sloan, Chairman of the Audit Committee, receives an additional retainer fee of $25,000 per year. Directors receive an additional fee of $750 for each committee meeting attended, and the Chairmen of the committees receive an additional fee of $1,500 per committee meeting attended. Officers of the Corporation who are directors do not receive compensation in addition to their compensation as officers for attending Board or committee meetings of the Corporation. In April 1994, a Deferred Compensation Plan was adopted to allow non-employee directors of the Corporation to defer receipt of all or a portion of director's fees to a specified date or termination of service as a director. Under the plan, directors may elect to defer all fees and to have such deferred amounts treated as having been invested in cash, shares of the Corporation's Common Stock (the deferred stock is known as "Phantom Stock"), and/or a combination of cash and shares. Deferred fees treated as invested in cash are credited with interest at the rate paid by Riggs Bank on certificates of deposit with a one-year maturity. Dividends on Phantom Stock are reinvested in additional shares of Phantom Stock. Shares of Phantom Stock acquired under the plan are priced at the closing market price of such shares on the date on which fee payment is deferred.

     In addition to the above fees, Directors Joe L. Allbritton, Robert L. Allbritton, Lawrence I. Hebert, and Steven B. Pfeiffer received fees of L150,000 (approximately $242,207), L5,000 (approximately $8,074), L18,750 (approximately $30,276), and L28,750 (approximately $46,423), respectively, for service on the board of Riggs Bank Europe Limited. Mr. Pfeiffer's fee includes L10,000 (approximately $16,177) for serving as Chairman of the Audit Committee of Riggs Bank Europe Limited. Each of the foregoing U.S. dollar amounts assumes an exchange rate of $1.61471, the average month-end rate for 1999.

     The Corporation maintains an Amended 1997 Non-Employee Directors Stock Option Plan (the "Amended 1997 Directors Plan") approved at the Corporation's Annual Meeting of Shareholders held April 14, 1999, under which the Board may grant options to purchase common stock of the Corporation to non-employee directors of the Corporation and the non-employee directors of its subsidiaries. The amount, timing and terms of such grants will be based on such considerations as the Board may consider appropriate, subject to the provisions of the 1997 Directors Plan. The maximum number of shares that may be issued currently under the 1997 Directors Plan is 600,000 shares of common stock. In 1999, options with respect to 25,000 shares of Common Stock were granted with an exercise price of $17.5625, and options with respect to 2,500 shares of Common Stock were granted with an exercise price of $17.50. Options for a total of 367,500 shares have been granted under the 1997 Directors Plan.

                   BENEFICIAL OWNERSHIP OF CORPORATION STOCK

     The following table sets forth information, as of January 31, 2000, concerning (a) each person known by the Corporation to own beneficially more than 5% of the Common Stock, (b) each of the executive officers named in the Summary Compensation Table and (c) executive officers and directors (including nominees) of the Corporation, including certain officers of Riggs Bank, as a group:

                                                             AMOUNT AND
                                                             NATURE OF
                                                             BENEFICIAL        PERCENT OF
            BENEFICIAL OWNERS OF COMMON STOCK               OWNERSHIP(1)         CLASS
            ---------------------------------               ------------       ----------
Joe L. Allbritton.........................................  14,028,300(2)        42.6%
  Riggs National Corporation
  1503 Pennsylvania Avenue, N.W.
  Washington, D.C. 20005
Barbara B. Allbritton.....................................   2,051,732(3)         7.2%
  Riggs National Corporation
  1503 Pennsylvania Avenue, N.W.
  Washington, D.C. 20005
Dimensional Fund Advisors Inc.............................     1,537,500          5.4%
  1299 Ocean Ave. Floor 11
  Santa Monica, CA 90401-1038
Timothy C. Coughlin.......................................     131,877(4)
Robert C. Roane...........................................      30,862(5)
John L. Davis.............................................      76,501(6)
Henry A. Dudley, Jr.......................................      80,734(7)
All executive officers and directors (including Nominees)
  of the Corporation as a group (20 persons)..............  14,728,528(8)        43.9%

---------------
(1) Beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, includes sole or shared power to vote, or direct the disposition of, shares as well as the right to acquire beneficial ownership within 60 days of January 31, 2000, through the exercise of an option or otherwise. Except where noted, the listed persons have sole voting power and sole investment power with respect to the shares of Common Stock set forth in the table and own less than 1% of the shares outstanding. The Corporation had 28,315,197 shares of Common Stock outstanding as of January 31, 2000.

(2) Joe L. Allbritton has sole voting and investment power with regard to 7,394,300 of these shares, including 475,511 shares owned by Allwin, Inc., which is wholly owned by Mr. Allbritton. In addition, there are 700,000 shares owned by the Foundations as to which Mr. Allbritton, as a trustee, shares voting and investment power with his wife and his son, Robert L. Allbritton (a director of the Corporation), and 1,330,000 shares are beneficially owned by Mr. Allbritton's wife, Barbara B. Allbritton, as to which

    Mr. Allbritton shares voting and investment power. Mr. Allbritton disclaims beneficial ownership of an additional 1,732 shares owned by Mrs. Allbritton. This amount includes 4,604,000 exercisable options of the Corporation's Common Stock at a price ranging from $9.88 to $30.375 held by Mr. Allbritton as of January 31, 2000.

(3) Mrs. Allbritton has sole voting and investment power with regard to 1,732 of these shares and shares voting and investment power with her husband, Joe L. Allbritton, as to 1,330,000 shares, with respect to which she has granted to him an irrevocable proxy to vote such shares and has agreed not to sell such shares free of the proxy except in limited market transactions. Also included are 700,000 shares owned by the Foundations as described in note 2 above and exercisable options to purchase 20,000 shares of the Corporation's Common Stock at a price ranging from $17.5625 to $20.50. Mrs. Allbritton disclaims beneficial ownership of 7,394,300 shares beneficially owned by her husband.

(4) See note 4 under "Nominees for Director."

(5) This amount includes exercisable options to purchase 26,667 shares of the Corporation's Common Stock at a price ranging from $9.00 to $30.25.

(6) This amount includes exercisable options to purchase 75,001 shares of the Corporation's Common Stock at a price ranging from $9.00 to $30.25.

(7) This amount represents exercisable options to purchase 68,334 shares of the Corporation's Common Stock at a price ranging from $9.00 to $30.25.

(8) Of the 14,728,525 shares which are beneficially held by the executive officers and directors (including nominees) of the Corporation, 5,184,505 are options at prices ranging from $9.00 to $30.375 which have vested and are exercisable and 12,826 are shares of Phantom Stock.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The annual and other compensation paid by the Corporation and Riggs Bank for 1999, 1998, and 1997 to the Chief Executive Officer and each of the four most highly compensated executive officers of the Corporation, including certain officers of Riggs Bank, and the capacities in which they are currently serving, are set forth below:

SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                            ANNUAL COMPENSATION              AWARDS
                                    -----------------------------------   ------------
                                                              OTHER        SECURITIES
                                                              ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS      COMPENSATION     OPTIONS      COMPENSATION
---------------------------  ----   --------   --------    ------------   ------------   ------------
Joe L. Allbritton.........   1999   $819,284(1) $    --(2)    $  640       1,000,000       $ 66,600(3)
  Chairman of the Board      1998    685,029         --          446       1,150,000         64,543
  and Chief Executive        1997    549,680         --          436         500,000         58,570
  Officer of the
  Corporation; Chairman of
  the Board and Chief
  Executive Officer of
  Riggs Bank
Timothy C. Coughlin.......   1999    330,000        273(5)     1,022          20,000          9,664(6)
  President of the           1998    325,385(4) 165,000           --          50,000          9,519
  Corporation                1997    300,000    141,000        1,769          25,000          9,355
Robert C. Roane...........   1999    200,000        203(5)        --          25,000        237,222(7)
  Executive Vice             1998    156,924     58,529           --          15,000        392,536
  President and Chief        1997    134,000     55,602           --          10,000        304,532
  Operating Officer of
  Riggs Bank
John L. Davis.............   1999    203,500         --           --          15,000         10,145(9)
  Chief Financial Officer    1998    200,654(8) 101,750           --          10,000         10,111
  of the Corporation;        1997    185,000     87,000           --          10,000          9,890
  Executive Vice President
  and Chief Financial
  Officer of Riggs Bank
Henry A. Dudley, Jr.......   1999    195,000         --           --          20,000         10,516(10)
  Executive Vice             1998    190,962     72,000           --          20,000         10,953
  President of Riggs Bank    1997    165,000     54,000           --          10,000         10,680
  N.A and Senior Executive
  Director of Riggs & Co.

---------------
(1) Each of the amounts listed as salary for Mr. Allbritton includes both his base salary and director fees received for services as Chairman of the Board of Riggs Bank Europe Limited. In 1999, Mr. Allbritton received $242,207 in director fees from Riggs Bank Europe Limited.

(2) If the shareholders approve Item No. 2 on the proxy, Mr. Allbritton will be paid a $1.2 million bonus for 1999 because the Corporation achieved the performance goal in respect of such bonus. See "Employment Agreement" below.

(3) $63,400 of the amount reported represents the economic benefit attributable to the Split Dollar Life Insurance Plan and $3,200 of the amount reported is attributable to profit sharing contributions to the Riggs Bank 401(k) Plan account of Mr. Allbritton.

(4) Due to an extra payday in 1998, a salary deferral in the amount of $12,693 was made into 1999; therefore, the 1998 salary has been adjusted to reflect the deferred amount.

(5) This bonus payment represents a payment under the Riggs Service Award Program, which pays a nominal award based on certain anniversaries of employment with Riggs.

(6) $1,612 of the amount reported represents the economic benefit attributable to the Split Dollar Life Insurance Plan, $6,450 of the amount reported is attributable to matching and profit sharing contributions to the Riggs Bank 401(k) Plan account of Mr. Coughlin, and $1,602 of the amount reported is attributable to a one-time adjustment of Mr. Coughlin's 401(k) Plan.

(7) $1,069 of the amount reported represents the economic benefit attributable to the Split Dollar Life Insurance plan and $7,816 of the amount reported is attributable to matching and profit sharing contributions to the Riggs Bank 401(k) Plan of Mr. Roane. $19,140 is attributable to a cost of living allowance during Mr. Roane's assignment in London and $209,197 are other expatriate benefits paid as a result of the overseas assignment.

(8) Due to an extra payday in 1998, a salary deferral in the amount of $7,827 was made into 1999; therefore, the 1998 salary has been adjusted to reflect the deferred amount.

(9) $2,052 of the amount reported represents the economic benefit attributable to the Split Dollar Life Insurance Plan and $8,093 of the amount reported is attributable to matching and profit contributions to the Riggs Bank 401(k) Plan of Mr. Davis.

(10) $2,491 of the amount reported represents the economic benefit attributable to the Split Dollar Life Insurance Plan and $8,025 of the amount reported is attributable to matching and profit contributions to the Riggs Bank 401(k) Plan for Mr. Dudley.

STOCK OPTION GRANTS IN 1999

                                            NUMBER OF    % OF TOTAL
                                            SECURITIES    OPTIONS
                                            UNDERLYING   GRANTED TO                           GRANT DATE
                                             OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION     PRESENT
                   NAME                      GRANTED      IN 1999      PRICE        DATE      VALUE($)(1)
                   ----                     ----------   ----------   --------   ----------   -----------
Joe L. Allbritton(2)......................  1,000,000      60.5%       $19.5      7/14/09     $8,100,000
Timothy C. Coughlin(3)....................     20,000      1.21%        19.5      7/14/09        162,000
Robert C. Roane(3)........................     25,000       1.5%        19.5      7/14/09        202,500
John L. Davis(3)..........................     15,000        .9%        19.5      7/14/09        121,500
Henry A. Dudley, Jr.(3)...................     20,000       1.2%        19.5      7/14/09        162,000

---------------
(1) The grant date present value estimate reflected in the above table has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC, and does not necessarily reflect the Corporation's view of the appropriate value or methodology for purposes of financial reporting. This hypothetical value, determined by the Black-Scholes model, is based on the following assumptions:

        - Exercise price is equal to the closing market price on the day of grant;

        - The annual dividend rate is 1.02% for options maturing July 14, 2009.

        - Price volatility is based on weekly data for the preceding three-year period;

        - The risk-free rate is 6.48% for options maturing July 14, 2009, the expected term of the options, with a yield comparable to Treasury securities maturing on a comparable date; and

        - There is a 10% discount for forfeiture of unexercised shares.

     These assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy. There is no assurance that the value received by an executive will be at or near the value estimated by the Black-Scholes model. The actual value of options will depend on the market value of the Corporation's Common Stock on the dates upon which the options are exercised. No realization of value from the options is possible without an increase in the price of the Corporation's Common Stock, which would benefit all shareholders.

(2) On July 14, 1999 (the "July Grant Date"), the Compensation Committee recommended, and certain non-employee outside directors on the Board approved, a stock option grant to the Chairman and Chief

    Executive Officer, Mr. Allbritton, to purchase 1,000,000 shares of the Corporation's Common Stock. Pursuant to the Corporation's 1996 Stock Option Plan, as approved by shareholders, the option was granted at a price equal to the closing price of the stock on the July Grant Date, which was $19.50 per share. The option was fully vested and exercisable on the July Grant Date.

(3) On July 14, 1999 (the "July Grant Date"), the Compensation Committee recommended, and certain non-employee outside directors on the Board approved, stock option grants to senior executive officers, Messrs. Coughlin, Roane, Davis and Dudley, to purchase 20,000, 25,000, 15,000, and 20,000 shares, respectively, of the Corporation's Common Stock. Pursuant to the Corporation's 1996 Stock Option Plan, as amended and approved by shareholders, the options were granted at a price equal to the closing price of the stock on the July Grant Date, which was $19.50 per share. These options vest and become exercisable as follows: (1) one-third equally over three years on the respective grant date anniversaries or (2) upon a "change of control" of the Corporation, as defined in the Corporation's 1996 Stock Option Plan.

AGGREGATED STOCK OPTION EXERCISES IN 1999/ FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES     VALUE OF
                                                                        UNDERLYING         UNEXERCISED
                                                                       UNEXERCISED        IN-THE-MONEY
                                           SHARES                   OPTIONS AT FY-END    OPTIONS, FY-END
                                         ACQUIRED ON     VALUE         EXERCISABLE/       EXERCISABLE/
                 NAME                     EXERCISE     REALIZED       UNEXERCISABLE       UNEXERCISABLE
                 ----                    -----------   ---------   --------------------  ---------------
Joe L. Allbritton......................     --            --         4,604,000/ 0         $3,267,860 / 0
Timothy C. Coughlin....................     --            --           121,667/ 38,333       182,350 / 0
Robert C. Roane........................     --            --            26,667/ 38,333        32,850 / 0
John L. Davis..........................     --            --            75,001/ 24,999       187,350 / 0
Henry A. Dudley, Jr....................     --            --            68,334/ 36,666       145,450 / 0

RETIREMENT BENEFITS

                               PENSION PLAN TABLE


                                                    SERVICE
       COMPENSATION           5             10            15            20            25            30
          10,000             325           650           975          1,300         1,625         1,950
          20,000             825          1,650         2,475         3,300         4,125         4,950
          30,000            1,325         2,650         3,975         5,300         6,625         7,950
          40,000            1,825         3,650         5,475         7,300         9,125         10,950
          50,000            2,325         4,650         6,975         9,300         11,625        13,950
          60,000            2,825         5,650         8,475         11,300        14,125        16,950
          70,000            3,325         6,650         9,975         13,300        16,625        19,950
          80,000            3,825         7,650         11,475        15,300        19,125        22,950
          90,000            4,325         8,650         12,975        17,300        21,625        25,950
          100,000           4,825         9,650         14,475        19,300        24,125        28,950
          110,000           5,325         10,650        15,975        21,300        26,625        31,950
          120,000           5,825         11,650        17,475        23,300        29,125        34,950
          130,000           6,325         12,650        18,975        25,300        31,625        37,950
          140,000           6,825         13,650        20,475        27,300        34,125        40,950
          150,000           7,325         14,650        21,975        29,300        36,625        43,950
          160,000           7,825         15,650        23,475        31,300        39,125        46,950

     Senior officers of the Corporation and its subsidiaries are eligible to receive pension benefits under the Riggs Bank Amended Pension Plan. Effective December 31, 1995, the benefit formula for determining the pension benefit payable under the plan is 1% of the officer's compensation for each year of service up to a maximum of 30 years, less .35% of the officer's compensation not in excess of $10,000 for each year of service up to a maximum of 30 years. However, if a greater benefit would result under plan provisions in effect prior to December 31,1995, an officer's pension benefit payable under the plan is protected at that level.

     Average compensation is limited by the Riggs Bank Amended Pension Plan to base salary. In accordance with applicable tax code provisions, base salary has been limited since 1989. Base salary was limited to $160,000 for 1999. Applying the formula, the estimated annual pension benefit for each of the highest paid executive officers, assuming each retired as of his normal age (or his current age, if later), is as follows: Mr. Allbritton, $96,227; Mr. Coughlin, $50,529; Mr. Davis, $20,436; Mr. Roane, $46,950; and Mr. Dudley, $46,950.

     The Corporation also has a Supplemental Executive Retirement Plan, which provides supplemental retirement income to certain key employees of the Corporation and its subsidiaries at the level of senior vice president and above. The Compensation Committee determines the terms and conditions under which the employee participates and becomes vested in the benefits of the plan, including accelerating the vesting of benefits to any participant. Under parameters adopted by the Compensation Committee, the level of benefits is based on the participant's functional responsibility. Upon the later of a participant's termination of employment with vested benefits or attainment of age 62, the participant will begin receiving the vested portion of the benefit, payable for the life of the participant, but for no more than 15 years. In the case of the death of a participant while employed, the participant's beneficiary will receive the supplemental benefit for 15 years. Based on the parameters set by the Compensation Committee, the annual benefit payable to each of Messrs. Allbritton, Coughlin, Roane, Davis and Dudley would be $40,000, $40,000, $15,000, $25,000, and $15,000, respectively.

EMPLOYMENT AGREEMENT

     Mr. Allbritton entered into a five-year Employment Agreement with the Corporation, effective July 15, 1999, and an Amended Employment Agreement effective December 28, 1999 (the "Agreement"). The Agreement provides for payment to Mr. Allbritton of an annual base salary of $800,000, subject to an annual review by the Board, and for an annual performance bonus pursuant to the Riggs National Corporation Executive Incentive Plan (the "RNC Incentive Plan") of up to 150% of base salary. The Agreement further provides that, because the Corporation met the 1999 performance goal set for the last five months of 1999 by the Compensation Committee of the Board, Mr. Allbritton will be paid a bonus of $1.2 million if the shareholders approve the RNC Incentive Plan (Proxy Item No. 2). The Agreement also provides for Mr. Allbritton's participation in the Corporation's various bonus and benefit plans for executives and for employees as in effect from time to time and the continuation of his current additional benefits. In the event (i) the Corporation terminates Mr. Allbritton without cause as defined in the Agreement, (ii) Mr. Allbritton terminates his employment with the Corporation for good reasons including the removal of Mr. Allbritton from his corporate offices or any material reduction in his authority or responsibility, or any material breach of the Agreement by the Corporation, or
(iii) the Corporation terminates Mr. Allbritton or Mr. Allbritton terminates his employment following a change of control, the Agreement provides for payment of all amounts payable under the Agreement for the remaining term, including the base salary and the annual performance bonus. The Agreement provides a grossed up payment in the event any change in control payments are subject to certain excise taxes.

                          TRANSACTIONS WITH MANAGEMENT

INDEBTEDNESS OF DIRECTORS, NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS AND RELATED PERSONS

     During the last fiscal year, the Corporation's banking subsidiaries have had lending transactions in the ordinary course of their banking business with directors of Riggs Bank and Riggs Bank Europe Limited and their associates (primarily the businesses with which they are associated), and directors and executive officers of the Corporation and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions did not, at the time they were entered into, involve more than the normal risk of collectability or present other unfavorable features.

TRANSACTIONS WITH RESPECT TO CORPORATE AIRCRAFT

     On September 10, 1999, Riggs Bank sold its 1982 Gulfstream III corporate aircraft (the "Gulfstream III") to Perpetual Corporation ("Perpetual"), a company directly owned by Mr. Joe L. Allbritton, Chairman of the Board and Chief Executive Officer of the Corporation, and another company that is indirectly owned by Mr. Allbritton. Mr. Robert L. Allbritton is a director and Mr. Lawrence
I. Hebert is a director and president of Perpetual. The Gulfstream III was sold for a purchase price of $10,375,430, which resulted in a gain of $3,811,590 to the Corporation and represents the excess of the price received over the corporation's book value for the plane. In connection with the sale of the Gulfstream III, Riggs Bank solicited three appraisals for the Gulfstream III from reputable aircraft dealers or appraisers. The purchase price represents the highest appraised value received.

OTHER RELATED PARTY TRANSACTIONS

     During 1999, Allbritton Communications Company ("ACC"), a company indirectly owned by Mr. Joe L. Allbritton and of which Mr. Robert L. Allbritton is president and Mr. Lawrence I. Hebert is the chairman and chief executive officer, paid Riggs Bank $375,831.35 to lease space in an office building owned by Riggs Bank under a lease that has been extended through 2001. Also during 1999, ACC reimbursed the Corporation $139,799.89 for use of entertainment suites at sports stadiums.

     In 1999, Riggs Bank purchased through its outside advertising agency $227,000 of advertising time from WJLA-TV, a division of ACC. Riggs Bank. also purchased $250,000 of advertising time from NewsChannel 8, which is owned by ALLNEWSCO, Inc., a company owned by Mr. Joe L. Allbritton and of which Mr. Robert L. Allbritton and Mr. Lawrence I. Hebert are directors.

                 COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

GENERAL

     The Compensation Committee of the Corporation is responsible for:

        - reviewing the overall salary administration program for the Corporation and its subsidiaries, including Riggs Bank (the "Riggs Group");

        - reviewing and making recommendations to the Board concerning annual salary and bonus programs for the Riggs Group;

        - reviewing and making recommendations to the Board concerning compensation and benefits of executive officers of the Riggs Group; and

        - reviewing the Riggs Group's benefit plans, considering any new benefits that significantly modify the existing plans and recommending to the Board any changes requiring Board approval.

     In 1999, the Compensation Committee continued to maintain a compensation framework for executive officers in which executives' pay was linked to the financial success of the bank. Specifically, the 1999 compensation framework consisted of: (1) paying competitive market rates of base pay; (2) granting competitive stock options to key employees of the Corporation as an incentive to further the long-term growth and success of the Corporation; and (3) providing executive officers with the opportunity for cash bonuses based on financial performance of the Corporation pursuant to the 1999 Senior Executive Incentive Plan and 1999 General Incentive Plan.

     Each senior executive's annual bonus eligibility under the Senior Executive Incentive Plan is based on two equally weighted components: the financial performance of the Bank and a discretionary component based on the executive's overall contribution to the Bank. Financial performance of the Bank is measured using three factors, which are weighted as follows: (i) return on average assets ("ROA") (50%); (ii) net income (30%); and fee income excluding security gains (20%). The General Incentive Plan awards annual bonuses to employees in pay grades 55-61 as a percentage of the mid-point of the respective salary range. Bonus eligibility under the General Incentive Plan is based on three factors: grade level, an employee's performance rating on a five-point scale, and the Bank's financial performance. An employee must have received a performance rating of "3" or better to be eligible for an award. The General Incentive Plan established a range of possible awards depending on the employee's pay grade and performance rating. The Bank's financial performance (based on ROA, net income and fee income excluding security gains) is used to determine the point in the plan range at which the employee's bonus award is set.

1999 COMPENSATION

     THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF RIGGS NATIONAL
CORPORATION. Joe L. Allbritton continued to serve as Chairman of the Board and Chief Executive Officer of the Corporation throughout 1999.

     Taking into account (i) Mr. Allbritton's voluntary reduction in cash compensation in 1992 from its previous level of two million dollars per year in order to improve the profitability of the Corporation and to assist it in returning to a healthy and profitable corporation, with reasonable expectation that once the Corporation returned to historic profitability levels his compensation would be increased, and (ii) the Corporation's approval and implementation of Mr. Allbritton's strategy to develop increased income from a broad spectrum of financial services in the future, the Board directed the Compensation Committee to negotiate an employment agreement with Mr. Allbritton, pursuant to which Mr. Allbritton received a base salary of $800,000 for 1999 effective July 1, 1999.

     As contemplated by Mr. Allbritton's employment agreement, the Compensation Committee adopted the Riggs National Corporation Executive Incentive Plan (the "RNC Incentive Plan") described more fully under "Corporation Proposal to Adopt the Executive Incentive Plan" (Proxy Item No. 2), which was approved by the Board. The Compensation Committee awarded Mr. Allbritton a bonus of $1.2 million under the RNC Incentive Plan based on the Corporation's achievement of the performance goal set by the Committee for the last five months of 1999, which award will be paid if the shareholders of the Corporation approve adoption of the RNC Incentive Plan. The performance goal set for 1999 was the achievement of the level of Net Income Available for Common Shareholders (excluding net income resulting from loan loss reversals) for the five-month period from August through December 1999 in excess of five times the monthly average of such net income for the fiscal years 1994 through 1998.

     In July 1999, the Non-Employee Directors Committee awarded Mr. Allbritton the option to purchase 1,000,000 shares of the Corporation's Common Stock at a price of $19.50 per share under the Amended 1996 Stock Option Plan approved at the Corporation's Annual Meeting of Shareholders held on April 14, 1999. The option vested and became exercisable on the grant date. This option grant took into account the Compensation Committee's evaluation of Mr. Allbritton's contributions to the Corporation in 1998 when the Corporation earned net income of $68.1 million and the importance of his future contribution to the transformation of the Corporation into a broadly based financial services company.

     OTHER EXECUTIVE OFFICERS. Stock option grants were made to certain executive officers in 1999 based on corporate and individual performance in 1998. See "Stock Option Grants in 1999," for a description of the stock options granted to executive officers. There were no bonuses awarded pursuant to either the 1999 Senior Executive Incentive Plan or the 1999 General Incentive Plan.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Internal Revenue Code Section 162(m) does not permit the Corporation to deduct as a business expense certain non-performance-based compensation in excess of $1 million per taxable year paid to the Chief Executive Officer or the four most highly compensated executive officers named in the Proxy Statement.

     As a general matter, the Compensation Committee policy is to pay compensation that is deductible pursuant to Section 162(m). However, the Compensation Committee reserves the right, in circumstances where it deems it appropriate, to pay compensation that is not deductible for purposes of Section 162(m). All compensation earned by the Corporation's Chief Executive Officer and four most highly compensated officers in 1999 satisfied the deductibility requirements under Section 162(m).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of the below-named three directors, none of whom are present or former officers or employees of the Corporation or any of its subsidiaries. No executive officer of the Corporation serves as an officer, director, or member of a compensation committee of any entity whose executive officer served on the Compensation Committee of the Corporation, and no executive officer of the Corporation served as a member of the compensation committee of any entity whose executive officer serves as a director of the Corporation.

     During fiscal year 1999, Compensation Committee member Robert L. Sloan and an entity for which Mr. Sloan served as the Chief Executive Officer had outstanding loans with Riggs Bank made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these loans did not, at the time they were entered into, involve more than the normal risk of collectability or present other unfavorable features.

                                          Respectfully Submitted,

                                          Riggs National Corporation
                                          Compensation Committee

                                          Jack Valenti, Chairman
                                          Robert L. Sloan
                                          Eddie N. Williams

                            STOCK PERFORMANCE CHART

     The stock performance graph compares the Corporation's stock performance to the Russell 2000 Index along with the NASDAQ Total U.S. Index, which was used in last year's proxy statement. The Russell 2000 Index consists of United States companies having a market capitalization ranking according to size from 1001 to 3000. The Corporation is included in the Russell 2000 Index. We believe the Corporation's performance is more accurately compared to companies with a range of market capitalizations more comparable to the Corporation's, rather than the NASDAQ Total U.S. Index, which includes companies with market capitalization many times the size of the Corporation's market capitalization.

     The stock performance graph also compares the Corporation's stock performance to the SNL $5B-$10B Bank Index in addition to the SNL Mid-Atlantic Bank Index, which was used in last year's proxy statement. The SNL $5B-$10B Bank Index which includes Riggs, contains all banks and related holding companies from throughout the United States with total assets of between $5 billion and $10 billion, thus providing a larger and more appropriate measurement base to compare with the Corporation's stock performance. The SNL Mid-Atlantic Bank Index contains banking institutions from a smaller geographical area, including banks with significantly more assets and larger market capitalization that are located in New York. We believe that a comparison of the Corporation's stock performance to banks with similar assets and market capitalizations is more accurate than a comparison based solely on geography. Each bank's stock performance in the foregoing indexes is weighted according to its market capitalization.

                           [STOCK PERFORMANCE GRAPH]

                                 RIGGS NATIONAL                          NASDAQ - TOTAL         SNL $5B-$10B       SNL MID-ATLANTIC
                                   CORPORATION        RUSSELL 2000             US*               BANK INDEX (1)      BANK INDEX (1)
                                 --------------       ------------       --------------         ---------------    ----------------
12/31/94                             100.00              100.00              100.00                100.00                100.00
12/31/95                             155.22              128.45              141.33                153.34                160.04
12/31/96                             208.30              149.64              173.89                205.40                229.66
12/31/97                             327.72              183.10              213.07                336.92                326.41
12/31/98                             250.30              178.44              300.25                325.93                361.87
12/31/99                             163.85              216.37              542.43                298.70                459.77

Assumes $100 invested on December 31, 1994.
Assumes dividends reinvested to fiscal year ended December 31, 1999.

---------------
(1) A list of the banks included in the SNL Middle Atlantic Bank Index or the SNL $5B-$10B Bank Index is available to shareholders, at no charge, by writing to Mary B. LeMont, Assistant Corporate Secretary, Riggs National Corporation, 800 17th Street, N.W., 7th Floor, Washington, D.C. 20006.

                              CORPORATION PROPOSAL
                     TO ADOPT THE EXECUTIVE INCENTIVE PLAN
                             (ITEM NO. 2 ON PROXY)

DESCRIPTION OF THE INCENTIVE PLAN

     As a part of a program to provide an additional vehicle to focus and motivate the performance of the executives of the Corporation, the Board of Directors has adopted the Riggs National Corporation Executive Incentive Plan (the "RNC Incentive Plan"). The RNC Incentive Plan provides an opportunity for executives to earn incentive cash compensation for contributing significantly to the strategic and long-term performance objectives and growth of the Corporation. A summary of the RNC Incentive Plan is set forth below but is qualified in its entirety by reference to the full text of the RNC Incentive Plan itself, which is attached as Appendix A.

     The RNC Incentive Plan is being submitted to shareholders for purposes of meeting the requirements for deductibility of certain compensation paid by the Corporation under Section 162(m) of the Internal Revenue Code (the "Code").
Section 162(m) limits the Corporation's deduction to $1 million per year per executive for certain compensation paid to each of its Chief Executive Officer (the "CEO") and the four highest compensated executives other than the CEO. While future incentive awards under the RNC Incentive Plan are not determinable, pursuant to an employment agreement entered into between Mr. Allbritton and the Corporation effective as of July 15, 1999, Mr. Allbritton is eligible to receive under the RNC Incentive Plan an annual bonus for 1999 of $1.2 million and will be eligible to receive future annual bonuses of up to 150% of his base salary.

     The RNC Incentive Plan has been designed and will be administered to provide "performance based" incentives as set forth under Section 162(m) of the Code. A Bonus (as defined under the RNC Incentive Plan) may be granted at the discretion of the Compensation Committee of the Board (the "Committee"), comprised solely of "outside directors" (within the meaning of Section 162(m) of the Code) to any executive who the Committee believes may be a "covered employee," as defined in Section 162(m) of the Code. In general, the regulations under Section 162(m) exclude from the $1 million limitation compensation that is calculated based on objective performance criteria. The amount of any Bonuses will be based on objective performance goals and a targeted level or levels of performance with respect to each goal as specified by the Committee. The performance criteria for Bonuses will be based upon one or more of the following criteria: before or after tax net income; net income available for common stock; earnings per share; book value per share; stock price; return on shareholders' equity; the relative performance in comparison to peer group companies; expense management; return on investment; improvements in capital structure; return on assets; profit margins; budget comparisons; and total return to shareholders. The Committee may determine in its sole discretion the applicable performance period relating to any Bonus and may include with respect to any award any change in control provision. The Committee must certify as to the attainment of the applicable performance goals prior to payment of any Bonus, and may reduce the amount of any Bonus.

     The RNC Incentive Plan may be amended, suspended or terminated in whole or in part at any time by the Committee or the Board without shareholder approval, unless shareholder approval is required by any applicable law, rule or regulation.

     The maximum aggregate amount of Bonuses that may be awarded to any individual employee during any calendar year is $2 million. There is no requirement that the maximum amount be awarded. Bonuses awarded under the RNC Incentive Plan are contingent on shareholder approval of the RNC Incentive Plan and will not be paid unless and until the RNC Incentive Plan is approved by shareholders. Pursuant to the employment agreement entered into between Mr. Allbritton and the Corporation, if the shareholders approve adoption of the RNC Incentive Plan, as stated above, Mr. Allbritton will receive a $1.2 million bonus under the RNC Incentive Plan for the calendar year 1999 because the Corporation met the 1999 performance goal set by the Committee in August of 1999 for the last five months of the year.

     The RNC Incentive Plan does not preclude payment of other compensation apart from the RNC Incentive Plan, including bonuses based upon annual measures of performance or otherwise. Nondeductible compensation may be paid by the Corporation if the Committee or the Board determines that such payments are in the interest of the Corporation.

BOARD OF DIRECTORS' RECOMMENDATION

     The Board of Directors recommends a vote FOR the approval of the adoption of the RNC Incentive Plan.

     The shares of Common Stock represented by properly executed proxies will be voted FOR the approval of the adoption of the RNC Incentive Plan unless otherwise specified on the proxy.

                              SHAREHOLDER PROPOSAL
                             (ITEM NO. 3 ON PROXY)

GENERAL

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20032, who is the owner of 500 shares of Common Stock, has advised the Corporation that she intends to present the following proposal for shareholder action at the Meeting:

     RESOLVED: "That the stockholders of Riggs National Corporation recommend that the Board take the necessary steps to have the accountants elected EACH year by all the stockholders."

     REASONS: "The majority of New York Stock Exchange listed companies elect accountants each year."

     "The accountants should be made accountable to all shareholders, not just the Board."

     "We like the firm of Arthur Andersen, but they should be willing to stand for election EACH year, as they do at MANY other corporations."

     "Last year the owners of 5,106,784 shares representing approximately 13.5% of shares voting, voted FOR this proposal."

     "If you AGREE, please mark your proxy FOR this resolution."

BOARD OF DIRECTORS' RECOMMENDATION

     The Board recommends a vote AGAINST this proposal. The Board, through its Audit Committee, is charged with the responsibility of monitoring the Corporation's outside accountant Arthur Andersen LLP ("Arthur Andersen"), and assessing its performance. Some members of the Audit Committee and the Board are officers or directors of other corporations which employ major accounting firms and, therefore, are familiar with the relative merits of each firm and are well qualified to make judgments in this area. The Corporation believes that procedures currently in place adequately ensure the quality and independence of the Corporation's outside accountant. Corporation officers and the Audit Committee continually monitor and evaluate Arthur Andersen's performance. Throughout the year, Corporation employees work with Arthur Andersen and report the results of Arthur Andersen's effectiveness to senior management.

     The shares of Common Stock represented by properly executed proxies will be voted AGAINST this proposal unless otherwise specified on the proxy.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     The Board anticipates that the next Annual Meeting of Shareholders will be held on or about April 11, 2001. A shareholder who intends to present a proposal at the 2001 Annual Meeting must submit the written text of the proposal to the Corporation no later than November 13, 2000, in order for the proposal to be considered for inclusion in the Corporation's proxy statement and form of proxy for that meeting. Shareholder proposals submitted otherwise than for inclusion in the proxy statement shall be deemed untimely and may not be properly brought before the Annual Meeting if the Corporation, prior to January 25, 2001, does not receive notice of any such proposal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been selected as the independent public accountant for the Corporation for 2000 and has served as the independent public accountant for the Corporation since 1981. A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

                                 OTHER MATTERS

     This proxy is solicited on behalf of the Board. The cost of solicitation of proxies will be borne by the Corporation. The Corporation may solicit proxies personally or by telephone, in addition to the solicitations by mail. Directors, officers or regular employees of the Corporation or of Riggs Bank, who will not be additionally compensated therefor, will make all such further solicitations. The Corporation will arrange for the forwarding, at the Corporation's expense, of solicitation materials by brokers, nominees, fiduciaries and other custodians to their principals.

     The Board is not aware of any other matters that may come before the Meeting. If any other business properly comes before the Meeting the persons designated as proxies will vote upon such matters according to their sole discretion.

                           ANNUAL REPORT ON FORM 10-K

     A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO STEVEN T. TAMBURO, INVESTOR RELATIONS, RIGGS NATIONAL CORPORATION, 808 17TH STREET, N.W., WASHINGTON, D.C. 20006.

                                          By Order of the Board of Directors,

                                          /s/ Timothy C. Coughlin
                                          TIMOTHY C. COUGHLIN
                                          President

                                   APPENDIX A

                           RIGGS NATIONAL CORPORATION
                            EXECUTIVE INCENTIVE PLAN

     1. PURPOSE. The purpose of the Executive Incentive Plan (the "Plan") is to advance the interests of Riggs National Corporation (the "Company") and its stockholders by providing incentives in the form of bonus awards to certain executives of the Company and any of its subsidiaries or other related business units or entities ("Affiliates") who contribute significantly to the strategic and long-term performance objectives and growth of the Company and its Affiliates.

     2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), as such committee is from time to time constituted. The Committee may delegate its duties and powers in whole or in part (i) to any subcommittee thereof consisting solely of at least two "outside directors," as defined under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or
(ii) to the extent consistent with Section 162(m) of the Code, to any other individual or individuals.

     The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include the exclusive authority to select the executives to be granted bonus awards (the "Bonuses") under the Plan, to determine the size and terms of the Bonus made to each individual selected (subject to the limitation imposed below), to modify the terms of any Bonus that has been granted (except with respect to any modification which would increase the amount of compensation payable to a "Covered Employee," as such term is defined in Section 162(m) of the Code), to determine the time when Bonuses will be awarded, to establish performance objectives in respect of Bonuses and to certify that such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. If the Committee determines that a Bonus to be granted to a Covered Employee (or a person likely to be a Covered Employee) should qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, all of the foregoing determinations shall be made by the Committee, if the Committee is comprised solely of "outside directors" and, if it is not, then by a subcommittee of the Committee so comprised.

     3. PARTICIPATION. The Committee shall have exclusive power (except as may be delegated as permitted herein) to select the executives of the Company and its Affiliates who may participate in the Plan and be granted Bonuses under the Plan ("Participants").

     4.  BONUSES UNDER THE PLAN.

        (A) IN GENERAL. The Committee shall determine the amount of a Bonus to be granted to each Participant in accordance with subsection (b) below.

        (B) BONUSES. (i) The Committee may in its discretion award a Bonus to a Participant who it reasonably believes may be a Covered Employee for the taxable year of the Company in which such Bonus would be deductible, under the terms and conditions of this subsection (b). Subject to clause (iii) of this Section 4(b), the amount of a Participant's Bonus shall be an amount determinable from written performance goals approved by the Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the period to which the performance goal relates or, if less, the number of days that is equal to 25 percent of the relevant performance period. The maximum aggregate limit on Bonuses that may be awarded under this Plan to any Participant with respect to any calendar year is $2 million.

        (ii) The amount of any Bonus will be based on objective performance goals and a targeted level or levels of performance with respect to each goal as specified by the Committee. One or more of the following business criteria for the Company on a consolidated basis, and/or for specified subsidiaries or business units of the Company shall be used by the Committee in establishing performance goals for Bonuses: (A) before or after tax net income; (B) net income available for common stock; (C) earnings per share; (D) book value per share; (E) stock price; (F) return on stockholders" equity; (G) the relative performance of peer group companies; (H) expense management; (I) return on investment; (J) improvements in capital structure; (K) return on assets; (L) profit margins; (M) budget comparisons; and (N) total return to stockholders.

        (iii) The Committee shall determine (in writing with respect to any Covered Employee) whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Bonus. No Bonuses will be paid until such certification is made by the Committee.

        (iv) The provisions of this Section 4(b) shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Affiliates of the payment of Bonuses.

     5. DESIGNATION OF BENEFICIARY BY PARTICIPANT. The Committee or its delegate shall create a procedure whereby a Participant may file, on a form to be provided by the Committee, a written election designating one or more beneficiaries with respect to the amount, if any, payable in the event of the Participant's death. The Participant may amend such beneficiary designation in writing at any time prior to the Participant's death, without the consent of any previously designated beneficiary. Such designation or amended designation, as the case may be, shall not be effective unless and until received by the duly authorized representatives of the Committee or its delegate prior to the Participant's death. In the absence of any such designation, the amount payable, if any, shall be delivered to the legal representative of such Participant's estate.

     6.  MISCELLANEOUS PROVISIONS.

        (a) No employee or other person shall have any claim or right to be paid a Bonus under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Affiliates.

        (b) Except as may be approved by the Committee, a Participant's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company or any of its Affiliates by the Participant.

        (c) The Committee shall have the authority to determine in its sole discretion the applicable performance period relating to any Bonus and to include with respect to any award any change in control provision.

        (d) The Company and its Affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

        (e) The Company is the sponsor and legal obligor under the Plan, and shall make all payments hereunder, other than any payments to be made by any of the Affiliates, which shall be made by such Affiliate, as appropriate. Nothing herein is intended to restrict the Company from charging an Affiliate that employs a Participant for all or a portion of the payments made by the Company hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to payment hereunder shall be no greater than the rights of the Company's unsecured, subordinated creditors, and shall be subordinated to the claims of the customers and clients of the Company. All expenses involved in administering the Plan shall be borne by the Company.

        (f) The validity, construction, interpretation, administration and effect of the Plan and rights relating to the Plan and to Bonuses granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

        (g) The Plan shall be effective as of August 23, 1999 (the "Effective Date"), subject to the affirmative vote of the holders of a majority of all shares of Common Stock of the Company present in person or by proxy at the Annual Meeting of the Company to be held on April 12, 2000.

     7. PLAN AMENDMENT OR SUSPENSION. The Plan may be amended, suspended or terminated in whole or in part at any time and from time to time by the Committee or the Board without the consent of the Company's stockholders or any Participant; provided, however, that any amendment to the Plan shall be submitted to the stockholders if stockholder approval is required by any applicable law, rule or regulation.

     8. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board nor its submission of any terms of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards that do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

     9. ACTIONS AND DECISIONS REGARDING THE BUSINESS OR OPERATIONS OF THE COMPANY AND/OR ITS AFFILIATES. Notwithstanding anything in the Plan to the contrary, neither the Company nor any of its Affiliates nor their respective officers, directors, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates.

                                  [RIGGS LOGO]



                           RIGGS NATIONAL CORPORATION

                 PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Edward J. Miller, Jr., H. Gregory Platts, and Pauline A. Schneider as Proxies, severally and each with full power of substitution, to vote all the shares of Common Stock of Riggs National Corporation standing in the name of the undersigned on its books on February 29, 2000, at the Annual Meeting of Shareholders to be held at the Grand Hyatt Washington Hotel, 1000 H Street, N.W., Washington, D.C. 20001, on April 12, 2000, at 10:00 a.m., or at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present as follows:

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND IF PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2, "AGAINST" ITEM 3, AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS SHOULD ANY OTHER BUSINESS BE PROPERLY PRESENTED AT THE MEETING.

                              (Continued, and to be executed on the other side.)


                                     RIGGS NATIONAL CORPORATION
                                     P.O. BOX 11185
                                     NEW YORK, N.Y. 10203-0185

                           RIGGS NATIONAL CORPORATION
             1503 PENNSYLVANIA AVENUE, N.W. WASHINGTON, D.C. 20005
                                 MARCH 10, 2000

     The Annual Meeting of Shareholders (the "Meeting") of Riggs National Corporation (the "Corporation") will be held on Wednesday, April 12, 2000, at 10:00 a.m., local time, at the Grand Hyatt Washington Hotel, 1000 H Street, N.W., Washington, D.C. 20001, for the following purposes:

          1.   To elect a board of directors for the ensuing year;

          2. To consider and act upon a proposal to approve the adoption of the Riggs National Corporation Executive Incentive Plan;

          3. To consider a shareholder proposal to require the Board take the necessary steps to have the accountants elected each year by all of the Shareholders; and

          4. To consider and act upon any other matters that may properly be brought before the Meeting or any adjournment or postponement thereof.

     Shareholders of record at the close of business on February 29, 2000, will be entitled to vote at the Meeting or any adjournments or postponements thereof. Whether or not you contemplate attending the Meeting, please execute the Proxy Card below and return it in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by written notice to the Assistant Corporate Secretary of the Corporation, by executing and delivering a proxy bearing a later date, or by attending the Meeting and voting in person.





                                                      DETACH PROXY CARD HERE
                                                      \/                  \/
----------------------------------------------------------------------------------------------------------------------------------
       ----------
       ----------

1. ELECTION OF DIRECTORS:  FOR all nominees  [  ]  WITHHOLD AUTHORITY to vote     [  ]  EXCEPTIONS  [  ]
                           listed below            for all nominees listed below

   Nominees: Joe L. Allbritton, Robert L. Allbritton, Timothy C. Coughlin, John M. Fahey, Jr., Lawrence I. Hebert,
             Steven B. Pfeiffer, John E. V. Ross, Robert L. Sloan, Jack Valenti, William L. Walton, Eddie N. Williams
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT
                  NOMINEE'S NAME ON THE FOLLOWING LINE.)
   *EXCEPTIONS_______________________________________________________________________________________________________

2. Corporation Proposal to approve the adoption of the Riggs   3. Shareholder Proposal to require the Board take the necessary
   National Corporation Executive Incentive Plan.                 steps to have the accountants elected each year by all of the shareholders.

   FOR   [  ]       AGAINST   [  ]       ABSTAIN   [  ]           FOR   [  ]       AGAINST   [  ]       ABSTAIN   [  ]

4. To consider and act upon any other matters that may properly be brought before the Meeting or any adjournments or postponement thereof.


                                                                                             CHANGE OF ADDRESS AND/OR
                                                                                             COMMENTS MARK HERE         [  ]

                                                                              (When signing as attorney, executor, administrator,
                                                                              trustee or guardian, please give full title. If more
                                                                              than one trustee, all should sign.)

                                                                              Dated________________________________________, 2000

                                                                              ___________________________________________________
                                                                                            Signature of Shareholder
                                                                              ___________________________________________________
                                                                      |                     Signature of Shareholder
                                                                ______|
                                                                              VOTES MUST BE INDICATED
PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.           (X) IN BLACK OR BLUE INK.  [X]

                                                        PLEASE DETACH HERE
                                          YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                                      \/   BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE   \/
----------------------------------------------------------------------------------------------------------------------------------